Exhibit 99.1

Range Impact Announces Major Land Acquisition in West Virginia

CLEVELAND, OHIO – (April 2, 2025) – Range Impact, Inc. (OTCQB: RNGE) (“Range Impact” or the “Company”), a public company dedicated to acquiring, reclaiming and repurposing distressed coal mines throughout Appalachia, today announced the acquisition of the Fola Mine Complex located in central West Virginia, from AppleAtcha Land, LLC (“AppleAtcha”) and WV Reclaim Co, LLC.

The Fola Mine Complex was one of the largest mining complexes throughout all of Appalachia, with millions of tons of coal mined annually in the 1990s and 2000s, and at its peak, employed approximately 500 workers. However, in 2011, the Fola Mine Complex was shut down due to a consolidation of operations by its then-owner, resulting in an end to all mining operations and the loss of almost all of the jobs there. Over the following decade, the Fola Mine Complex remained inactive, with limited reclamation activities, and no new businesses developed or jobs created.

“Our acquisition of the Fola Mine Complex is by far the most significant acquisition in the history of the Company, and represents a critical transition point for the Fola Mine Complex and its nearby communities. As part of the transaction, we acquired almost 13,000 acres of surface land and 107,000 acres of mineral interest, for a total of approximately 120,000 acres of real property interests” stated Michael Cavanaugh, the Company’s Chief Executive Officer.

“We have also acquired 15 mining permits located at the Fola Mine Complex with an estimated reclamation obligation of $29.3 million, as well as an obligation to manage an additional 21 mining permits at the site to ensure the entire property is responsibly rehabilitated and well-positioned to support long-term next generation uses. Our deep experience in performing land reclamation and water restoration at challenging coal mine sites establishes the core foundation of our impact investing strategy and uniquely positions us to pursue such an ambitious and impactful value creation plan,” Mr. Cavanaugh noted.

As part of the acquisition, the Company acquired two coal royalty contracts with two well-capitalized and experienced mining companies that are currently mining at the Fola Mine Complex. Additionally, AppleAtcha assigned its rights as lessor to a 25-year solar lease (that contains three 5-year extensions) with a multi-national corporation for the development of a large-scale solar project located on more than 1,000 acres at the Fola Mine Complex. This solar project is estimated to create more than 200 MWh of solar energy capacity, representing one of the single largest solar projects constructed in Appalachia to date. This solar lease and the two coal royalty contracts, plus other opportunities in development, are anticipated to provide the Company with the necessary funding to reclaim the Fola Mine Complex, release the associated bonds and permits, and unlock its underlying land value.

Mr. Cavanaugh noted, “Over the past three years, Range Impact has focused primarily on generating revenue by providing reclamation, incidental mining and security services to mining companies, permit holders and private owners with abandoned mine land property. During this time, our team has built a wealth of experience in land reclamation and water restoration, and equally important, developed a deep understanding of the various governmental regulations and insurance obligations that impact the ability to successfully reclaim and repurpose mine sites. Based on these experiences, our leadership team believes that the optimal go-forward strategy is to transition from a service-based business model to a land ownership business model, whereby shareholder value is created by unlocking the underlying value of land we own through our reclamation activities, and concurrently, creating multiple streams of recurring revenue with a diverse group of third-party lessees focused on next-generation uses.”

With the acquisition announced today, the Company now has two significant land investments - the Fola Mine Complex and 2,000 acres of land at the Hobet Mine Complex – representing ownership in two of the largest former coal mine sites in Appalachia. Furthermore, the Company’s management team is actively identifying and evaluating additional mine site acquisitions to continue building its portfolio of large owned land assets in Appalachia.

Edward Feighan, the Company’s Chairman of the Board, stated, “Our acquisition of the Fola Mine Complex represents a significant milestone for our Company as we continue to execute on our impact investing strategy and deepen our commitment to the rehabilitation and revitalization of Appalachian coal mining sites and their surrounding communities.” Mr. Feighan added, “With a surface area the size of over 9,600 football fields, we believe that Fola offers us a ‘one-of-a-kind opportunity’ to make a long-lasting positive impact on the environment and establish a unique platform to grow innovative businesses and create attractive, good paying jobs in West Virginia.” Mr. Cavanaugh continued, “Our core mission at Range is to help people, improve our land, water and air, and financially reward our shareholders for their commitment and support of our vision, and the Fola acquisition provides our team with an unparalleled opportunity to do just that.”

About Range Impact, Inc.

Headquartered in Cleveland, Ohio, Range Impact is a public company (OTC: RNGE) dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. Range Impact owns and operates several complementary operating businesses focused on developing long-term solutions to environmental, social, and health challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. Range Impact takes an opportunistic approach to impact investing by leveraging its competitive advantages and looking at solving old problems in new ways. Range Impact seeks to thoughtfully allocate its capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for its shareholders.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects, changes in business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Range Impact, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@rangeimpact.com

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